SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2007

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KBW, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	001-33138	13-4055775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

787 Seventh Avenue, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 887-7777

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Sublease. Keefe, Bruyette & Woods, Inc. (the “Company”), a wholly-owned broker-dealer subsidiary of KBW, Inc., entered into a Sublease (the “Sublease”) with National Financial Partners Corp. (“NFP”), dated as of August 31, 2007, for the Company’s sublease of NFP’s existing office space located at 787 Seventh Avenue, New York, New York. The term of the Sublease shall commence on the date which is five days after the date on which NFP notifies the Company that the subleased premises are available for occupancy (the “Sublease Commencement Date”). The term of the Sublease shall expire, unless sooner terminated pursuant to the terms of the Sublease, on August 14, 2015.

The Company shall pay to NFP a fixed annual rent as follows: (a) for the period commencing on the Rent Commencement Date (as defined in the Sublease) and ending on the last day of the month in which the fifth anniversary of the Rent Commencement Date shall occur (the “First Rent Period Expiration Date”), the annual rate of $3,023,674 and (b) for the period commencing on the day after the First Rent Period Expiration Date and ending on August 14, 2015, the annual rate of $3,199,469. Rent shall be payable by the Company in equal monthly installments, in advance, on the first day of the month for which such rent is due.

If for any reason the Sublease Commencement Date does not occur by June 1, 2008, certain rent abatement events will occur. If for any reason the Sublease Commencement Date does not occur by August 1, 2008, additional rent abatement events will occur. In the event the Sublease Commencement Date shall not have occurred on or prior to September 1, 2008, the Company may give NFP notice of the Company’s intent to terminate the Sublease.

The Company has performed investment banking services for NFP in the past, for which it received customary fees, and may from time to time in the future perform investment banking services for NFP, for which it may receive customary fees.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Sublease between Keefe, Bruyette & Woods, Inc. and National Financial Partners Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KB KBW, Inc.

	By:	/s/ Mitchell B. Kleinman
Name: Mitchell B. Kleinman
Title: General Counsel

Date: September 7, 2007